FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-158385 Dated October 13, 2010

HSBC USA Inc. Optimization Securities with Contingent Return
Linked to the Russell 2000® Index due April 30, 2012

Investment Description

These HSBC USA Inc. Optimization Securities with Contingent Return linked to the Russell 2000® Index are senior unsecured debt securities issued by HSBC USA Inc, (“HSBC”) which we refer to as the “Securities”.  The amount you receive at maturity is based on the performance of the Russell 2000® Index (the “Index”) and on whether the Index Ending Level is below the specified Trigger Level, which is 75% of the Index Starting Level. If the Index Ending Level is equal to or greater than the Trigger Level, at maturity you will receive the Principal Amount plus a return equal to the greater of (i) the  Contingent Return of 8.00% and (ii) the Index Return up to the Maximum Gain of between 22.00% and 27.00% (to be determined on the trade date). If the Index Ending Level is below the Trigger Level, you will receive the Principal Amount reduced by 1% for every 1% by which the Index Ending Level is less than the Index Starting Level. You will not receive interest or dividend payments during the term of the Securities. Investing in the Securities involves significant risks. You will lose some or all of your Principal Amount if the Index Ending Level is below the Trigger Level. The contingent return feature applies only if you hold the Securities to maturity. Any payment on the Securities, including the repayment of any Principal Amount, is subject to the creditworthiness of HSBC.

Features

❑
Tactical Investment Opportunity: At maturity, the Securities provide a minimum return of 8.00% as long as the Index has not declined by more than 25.00% (as measured from the trade date to the final valuation date).  The Securities also provide an opportunity for participation in any positive Index Return that exceeds the Contingent Return up to the Maximum Gain of between 22.00% and 27.00% (to be determined on the trade date).

❑
Contingent Return Feature: If you hold the Securities to maturity and the Index Ending Level is equal to or greater than the Trigger Level, the Securities provide at least 100% of your principal plus a minimum return equal to the Contingent Return, subject to the creditworthiness of the Issuer.  If the Index Ending Level is below the Trigger Level, you will lose the benefit of the contingent return feature, and you will be fully exposed to the negative Index Return.

Key Dates[1]

Trade Date	October 26, 2010
Settlement Date	October 29, 2010
Final Valuation Date[2]	April 24, 2012
Maturity Date[2]	April 30, 2012

[1] Expected.  In the event any change is made to the expected trade date and settlement date, the final valuation date and maturity date will be changed so that the stated term of the Securities remains the same.

2 Subject to postponement in the event of a market disruption event.

Security Offerings

HSBC USA Inc. is offering Optimization Securities with Contingent Return linked to the Russell 2000® Index . The return of the Securities is subject to, and will in no event exceed, the predetermined Maximum Gain of between 22.00% and 27.00% (to be determined on the trade date) and, accordingly, any return at maturity will not exceed the specified Maximum Gain.  The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.

See “Additional Information about HSBC USA Inc. and the Securities” on page 2 of this free writing prospectus. The Securities offered will have the terms specified in the accompanying prospectus dated April 2, 2009, the accompanying prospectus supplement dated April 9, 2009, the accompanying underlying supplement no. 1, dated January 8, 2010 and the terms set forth herein.  See “Key Risks” beginning on page 7 of this free writing prospectus and the more detailed “Risk Factors” beginning on page US1-1 of the accompanying underlying supplement no. 1 and beginning on page S-3 of the accompanying prospectus supplement for risks related to the Securities.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this document, the accompanying underlying supplement no. 1, prospectus or prospectus supplement. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction and involve investment risks including possible loss of the Principal Amount invested due to the credit risk of HSBC.

The Securities will not be listed on any U.S. securities exchange or quotation system. HSBC Securities (USA) Inc., an affiliate of ours, will purchase the Securities from HSBC for distribution to UBS Financial Services Inc., acting as agent.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this free writing prospectus for a description of the distribution arrangement.

	Price to Public	Underwriting Discount	Proceeds to Issuer
Per Security	$10.00	$0.20	$9.80
Total

UBS Financial Services Inc.	HSBC USA Inc.

Additional Information about HSBC USA Inc. and the Securities

This free writing prospectus relates to the offering of Securities linked to the Index identified on the cover page.  The Index described in this free writing prospectus is a reference asset as defined in underlying supplement no. 1 and the prospectus supplement, and the Securities being offered hereby are “notes” for purposes of underlying supplement no. 1 and the prospectus supplement. As a purchaser of a Security, you will acquire an investment instrument linked to the Index.  Although the Security offering relates to the Index identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the Index, or as to the suitability of an investment in the Securities.

You should read this document together with the underlying supplement no. 1 dated January 8, 2010, the prospectus dated April 2, 2009 and the prospectus supplement dated April 9, 2009.  If the terms of the Securities offered hereby are inconsistent with those described in the accompanying underlying supplement no. 1, prospectus supplement or prospectus, the terms described in this free writing prospectus will control.  You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 7 of this free writing prospectus and in “Risk Factors” beginning on page US1-1 of the underlying supplement no. 1 and beginning on page S-3 of the prospectus supplement, as the Securities involve risks not associated with conventional debt securities.  You are urged to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

HSBC has filed a registration statement (including underlying supplement no. 1, a prospectus and prospectus supplement) with the SEC for the offering to which this free writing prospectus relates.  Before you invest, you should read underlying supplement no. 1, the prospectus and prospectus supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the underlying supplement no. 1, prospectus and prospectus supplement if you request them by calling toll-free 1-866-811-8049.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	Underlying supplement No. 1 dated January 8, 2010: http://www.sec.gov/Archives/edgar/data/83246/000114420410001030/v170879_424b2.htm

♦	Prospectus supplement dated April 9, 2009: www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm

♦	Prospectus dated April 2, 2009: www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

As used herein, references to “HSBC”, “we”, “the issuer”, “us” and “our” are to HSBC USA Inc. References to the “underlying supplement no. 1” mean the underlying supplement no. 1 dated January 8, 2010, references to “prospectus supplement” mean the prospectus supplement dated April 9, 2009 and references to “accompanying prospectus” mean the HSBC prospectus dated April 2, 2009.

Investor Suitability

 The Securities may be suitable for you if:

♦    You believe the Index will maintain its value or increase over the term of the Securities, but that any increase is unlikely to exceed the Maximum Gain.
♦    You are willing to invest in the Securities based on the Contingent Return of 8.00% and the range indicated for the Maximum Gain of 22.00% to 27.00% (to be determined on the trade date).
♦    You are willing to hold the Securities to maturity, a term of 18 months.
♦    You are willing to expose your principal to the full downside performance of the Index if the Index Ending Level is below the Trigger Level on the final valuation date.
♦    You are willing to forgo dividends or other distributions paid on the stocks included in the Index in exchange for  (i) returns subject to the Maximum Gain if the Index appreciates above the Contingent Return and (ii) the Contingent Return if the Index appreciates up to the Contingent Return or depreciates but is not below the Trigger Level on the final valuation date.
♦    You do not seek current income from this investment.
♦    You do not seek an investment for which there is an active secondary market.
♦    You are comfortable with the creditworthiness of HSBC, as issuer of the Securities.

The Securities may not be suitable for you if:

♦    You believe the increase in the level of the Index will be more than moderate over the term of the Securities – meaning that such an increase is likely to exceed the Maximum Gain indicated herein at maturity.
♦    You believe the level of the Index will decrease over the term of the Securities beyond the Trigger Level or that any increase in the level of the Index will not be sufficient to provide you with your desired return.
♦    You are not willing to make an investment that is exposed to the full downside performance of the Index.
♦    You are unable or unwilling to hold the Securities to maturity.
♦    You seek an investment that is fully principal protected.
♦    You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.
♦    You prefer to receive dividends or other distributions paid on stocks included in the Index.
♦    You seek current income from this investment.
♦    You seek an investment for which there will be an active secondary market.
♦    You are not willing or are unable to assume the credit risk associated with HSBC, as issuer of the Securities.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” beginning on page 7 of this free writing prospectus and the more detailed “Risk Factors” beginning on page US1-1 of the underlying supplement no. 1 and beginning on page S-3 of the accompanying prospectus supplement.

Indicative Terms

Issuer	HSBC USA Inc. (A1/AA-/AA)[1]
Principal Amount	$10 per Security
Term	18 months
Index	Russell 2000® Index
Payment at Maturity (per $10 Security)[2]
You will receive a cash Payment at Maturity linked to the performance of the Index during the term of the Securities.
If the Index Return is greater than the Contingent Return, you will receive the sum of (a) the Principal Amount plus (b) the Index Return, up to the Maximum Gain, calculated as follows, the lesser of:
(A) $10 + [$10 × the Index Return] and
(B) $10 + [$10 × the Maximum Gain].
If the Index Return is equal to or less than the Contingent Return and the Index Ending Level is at or above the Trigger Level , you will receive the sum of (a) the Principal Amount plus (b) the Contingent Return, calculated as follows:
$10 + [$10 × the Contingent Return].
If the Index Ending Level is below the Trigger Level, you will receive the sum of (a) the Principal Amount plus (b) the product of (i) the Principal Amount multiplied by (ii) the Index Return, calculated as follows:
$10 + [$10 × Index Return].
In this case the contingent return feature is lost, and you will lose some or all of your Principal Amount.

Trigger Level	75% of the Index Starting Level.
Contingent Return	8.00%
Maximum Gain	Between 22.00% and 27.00%. The actual Maximum Gain will be determined on the trade date.
Index Return	Index Ending Level – Index Starting Level
Index Starting Level
Index Starting Level	The Closing level on the trade date.
Index Ending Level	The Closing Level on the final valuation date.
Closing Level
The Closing Level on any scheduled trading day will be the Closing Level of the Index on such scheduled trading day as determined by the Calculation Agent based upon the value displayed on Bloomberg Professional® service page “RTY <INDEX>”or any successor page on Bloomberg Professional® service or any successor service as applicable.

CUSIP / ISIN	40432R492 / US40432R4920
Calculation Agent	HSBC USA Inc., or one of its affiliates.
Trustee
Notwithstanding anything contained in the accompanying prospectus supplement to the contrary, the Securities will be issued under the senior indenture dated March 31, 2009, between HSBC USA Inc., as Issuer, and Wells Fargo Bank, National Association, as trustee.  Such indenture has substantially the same terms as the indenture described in the accompanying prospectus supplement.

Paying Agent
HSBC Bank USA, N.A. will act as paying agent with respect to the Securities pursuant to a Paying Agent and Securities Registrar Agreement dated June 1, 2009, between HSBC USA Inc. and HSBC Bank USA, N.A.

Determining Payment at Maturity

For each $10 invested, you will receive an amount equal to the sum of (a) the Principal Amount plus (b) the product of (i) the Principal Amount multiplied by (ii) the Index Return.  Accordingly, for each $10 invested, your Payment at Maturity will be calculated as follows:

$10 + [$10 × Index Return]

If the Index Ending Level is below the Trigger Level on the final valuation date, the contingent return feature is lost and your Principal Amount will be fully exposed to any decline in the Index. As a result, you will lose some or all of your Principal Amount at maturity.

1 HSBC USA Inc. is rated A1 by Moody’s, AA- by Standard & Poor’s and AA by Fitch Ratings.  A credit rating reflects the creditworthiness of HSBC USA Inc. and is not a recommendation to buy, sell or hold Securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.  The Securities themselves have not been independently rated.  Each rating should be evaluated independently of any other rating. However, because the return on the Securities is dependent upon factors in addition to HSBC’s ability to pay its obligations under the Securities, such as the Index Ending Level, an improvement in HSBC’s credit ratings, financial condition or results of operations is not expected to have a positive effect on the trading value of the Securities.
2 Payment at Maturity and any principal protection is provided by HSBC USA Inc., and therefore, is dependent on the ability of HSBC USA Inc. to satisfy its obligations when come due.

What are the tax consequences of the Securities?

You should carefully consider, among other things, the matters set forth in the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the Securities.  This summary supplements the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement and supersedes it to the extent inconsistent therewith.  This summary does not address the tax consequences that may be relevant to persons that own in the aggregate, directly or indirectly (including by reason of investing in the Securities), more than 5% of any entity included in the Index.  Notwithstanding any disclosure in the accompanying prospectus supplement to the contrary, HSBC’s special U.S. tax counsel in this transaction is Sidley Austin llp.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities.  Under one reasonable approach, the Securities should be treated as pre-paid forward or other executory contracts with respect to the Index.  HSBC intends to treat the Securities consistent with this approach, and pursuant to the terms of the Securities, you agree to treat the Securities under this approach for all U.S. federal income tax purposes.  Subject to certain limitations described in the prospectus supplement, and based on certain factual representations received from HSBC, in the opinion of HSBC’s special U.S. tax counsel, Sidley Austin llp, it is reasonable to treat the Securities in accordance with this approach. Pursuant to this approach, HSBC does not intend to report any income or gain with respect to the Securities prior to their maturity or an earlier sale or exchange and HSBC intends to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Security for more than one year at such time for U.S. federal income tax purposes.  See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts” in the prospectus supplement for certain U.S. federal income tax considerations applicable to securities that are treated as pre-paid cash-settled forward or other executory contracts.

HSBC will not attempt to ascertain whether any of the entities whose stock is included in the Index would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the Index were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the Index and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the Index is or becomes a PFIC or a USRPHC.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities, other characterizations and treatments are possible and the timing and character of income in respect of the Securities might differ from the treatment described above.  For example, the Securities could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes, subject to the treatment described under the heading “Certain U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Payment Debt Instruments” in the prospectus supplement.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual.  Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined under “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement) of a Security is required to accrue income in respect of the Securities prior to the receipt of payments with respect to the Securities or their earlier sale.  Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Securities as ordinary income (including gain on a sale).  Finally, it is possible that a non-U.S. holder (as defined under “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement) of the Securities could be subject to U.S. withholding tax in respect of the Securities.  It is unclear whether any regulations or other guidance would apply to the Securities (possibly on a retroactive basis).  Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Securities.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES.

Scenario Analysis and Examples at Maturity

The below scenario analysis and examples are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the Index Ending Level relative to the Index Starting Level. The Index Ending Level on the final valuation date cannot be predicted. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Index.  The numbers appearing in the examples below have been rounded for ease of analysis.  The following scenario analysis and examples illustrate the Payment at Maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following assumptions*:

Investment term:	18 months
Index Starting Level*:	700.00
Trigger Level*:	525.00 (75.00% of the Index Starting Level)
Contingent Return:	8.00%
Maximum Gain*:	24.50% (the midpoint of the expected range of between 22.00% and 27.00%)

*The actual Index Starting Level, Trigger Level and Maximum Gain for the Securities will be determined on the trade date.

Example 1— The level of the Index increases from an Index Starting Level of 700.00 to an Index Ending Level of 805.00. The Index Return is greater than zero and expressed as a formula:

Index Return = (805.00 -700.00)/ 700.00 = 15.00%

Because the Index Return is greater than the Contingent Return, the Payment at Maturity for each $10 Principal Amount of Securities is calculated as follows,

  the lesser of:
(A) $10.00 + [$10.00 × Index Return], and
(B) $10.00 + [$10.00 × the Maximum Gain]
= the lesser of (A) $10.00 + [$10.00 × 15.00%] and (B) $10.00 + [$10.00 ×  24.50%]
=$10.00 + [$10.00 × 15.00%]
=$10.00 + $1.50
=$11.50

Example 2— The level of the Index increases from an Index Starting Level of 700.00 to an Index Ending Level of 1,015.00. The Index Return is greater than zero and expressed as a formula:

Index Return = (1,015.00 -700.00)/ 700.00 = 45.00%

Because the Index Return is greater than the Contingent Return, the Payment at Maturity for each $10 Principal Amount of Securities is calculated as follows,

the lesser of:
(A) $10.00 + [$10.00 × Index Return], and
(B) $10.00 + [$10.00 × the Maximum Gain]
= the lesser of (A) $10.00 + [$10.00 × 45.00%] and (B) $10.00 + [$10.00 ×  24.50%]
=$10.00 + [$10.00 ×  24.50%]
=$10.00 + $2.45
=$12.45

Example 3— The level of the Index increases from an Index Starting Level of 700.00 to an Index Ending Level of 735.00. The Index Return is greater than zero and expressed as the formula:

Index Return = (735.00 -700.00)/700.00 = 5.00%

Because the Index Return is less than the Contingent Return, and the Index Ending Level is at or above the Trigger Level, the Payment at Maturity for each $10 Principal Amount of Securities is calculated as follows:

$10.00 + [$10.00 × the Contingent Return]
=$10.00 + [$10.00 × 8.00%]
=$10.00 + $0.80
=$10.80

Example 4— The level of the Index decreases from an Index Starting Level of 700.00 to an Index Ending Level of 630.00. The Index Return is less than zero and expressed as the formula:

Index Return = (630.00 -700.00)/700.00 = -10.00%

Because the Index Return is less than the Contingent Return, and the Index Ending Level is at or above the Trigger Level, the Payment at Maturity for each $10 Principal Amount of Securities is calculated as follows:

$10.00 + [$10.00 × the Contingent Return]
=$10.00 + [$10.00 × 8.00%]
=$10.00 + $0.80
=$10.80

Example 5— The level of the Index decreases from an Index Starting Level of 700.00 to an Index Ending Level of 280.00. The Index Return is less than zero and is expressed as a formula:

Index Return = (280.00 -700.00)/700.00 = -60.00%

Because the Index Ending Level is below the Trigger Level, the investor loses the contingent principal protection and is fully exposed to any decline in the Index Ending Level relative to the Index Starting Level. The Payment at Maturity for each $10 Principal Amount of Securities is calculated as follows:

$10.00 + [$10.00 × Index Return]
=$10.00 + [$10.00 × -60.00%]
=$10.00 + [-$6.00]
=$4.00

If the Index Ending Level is below the Trigger Level on the final valuation date, the contingent return feature is lost and investors are fully exposed to any decline of the Index and will lose some or all of their principal at maturity.

Scenario Analysis – hypothetical Payment at Maturity for each $10.00 Principal Amount of Securities

Hypothetical Index Ending Level	Hypothetical Index Return	Hypothetical Return on Securities	Hypothetical Payment at Maturity
1,400.00	100.00%	24.50%	$12.45
1,330.00	90.00%	24.50%	$12.45
1,260.00	80.00%	24.50%	$12.45
1,190.00	70.00%	24.50%	$12.45
1,120.00	60.00%	24.50%	$12.45
1,050.00	50.00%	24.50%	$12.45
980.00	40.00%	24.50%	$12.45
910.00	30.00%	24.50%	$12.45
871.50	24.50%	24.50%	$12.45
840.00	20.00%	20.00%	$12.00
805.00	15.00%	15.00%	$11.50
770.00	10.00%	10.00%	$11.00
756.00	8.00%	8.00%	$10.80
735.00	5.00%	8.00%	$10.80
700.00	0.00%	8.00%	$10.80
665.00	-5.00%	8.00%	$10.80
630.00	-10.00%	8.00%	$10.80
560.00	-20.00%	8.00%	10.80
525.00	-25.00%	8.00%	$10.80
490.00	-30.00%	-30.00%	$7.00
420.00	-40.00%	-40.00%	$6.00
350.00	-50.00%	-50.00%	$5.00
280.00	-60.00%	-60.00%	$4.00
210.00	-70.00%	-70.00%	$3.00
140.00	-80.00%	-80.00%	$2.00
70.00	-90.00%	-90.00%	$1.00
0.00	-100.00%	-100.00%	$0.00

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but you are urged to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying underlying supplement no. 1 and the accompanying prospectus supplement. You are also urged to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

♦
You May Lose Up to 100% of Your Initial Investment – The Securities do not guarantee any return of principal at maturity.  We will not pay you 100% of your Principal Amount at maturity if the Index Ending Level is below the Trigger Level.  In that case, we will deliver to you at maturity an amount in cash equal to your Principal Amount reduced by the Index Return.  This amount will be less than 100% of the Principal Amount of your Securities and you will be exposed to the full downside risk of the Index.  Accordingly, you may lose some or all of your initial investment if the Index Ending Level is below the Trigger Level.

♦
Certain Built-in Costs are Likely to Adversely Affect the Value of the Securities Prior to Maturity – You should be willing to hold your Securities to maturity.  The Securities are not designed to be short-term trading instruments.  The price at which you will be able to sell your Securities to HSBC, its affiliates or any party in the secondary market prior to maturity, if at all, may be at a substantial discount from the Principal Amount of the Securities, even in cases where the Index has appreciated since the trade date.

♦
The Securities are Subject to the Credit Risk of the Issuer – The Securities are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law.  Any payment to be made on the Securities, including any principal protection at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Securities and, in the event HSBC were to default on its obligations, you may not receive the contingent principal protection or any other amounts owed to you under the terms of the Securities.

♦
Maximum Gain – You will not participate in any appreciation in the level of the Index beyond the Maximum Gain that will be between 22.00% and 27.00% (to be determined on the trade date). You will not receive a return on the Securities greater than the Maximum Gain.

♦
The Contingent Return Feature Applies Only if You Hold the Securities to Maturity –  You should be willing to hold the Securities to maturity. If you sell your Securities prior to maturity in the secondary market, you may have to sell them at a discount and your initial investment will not be protected.

♦
No Periodic Interest or Dividend Payments or Voting Rights –  As a holder of the Securities, you will not receive periodic interest payments, and you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of stocks comprising the Index would have.

♦
There Are Risks Associated With Small Capitalization Stocks – The stocks that constitute the Index are issued by companies with relatively small market capitalization.  The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies.  Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies.  These companies tend to be less well-established than large market capitalization companies.  Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

♦
Price Prior to Maturity –  The market price of the Securities will be influenced by many factors including the level of the Index, price volatilities, dividends, the time remaining to maturity of the Securities, interest rates, geopolitical conditions, economic, political, financial and regulatory or judicial events, and the creditworthiness of HSBC.

♦
Potential HSBC Impact on Price – Trading or transactions by HSBC or its affiliates in the stocks comprising the Index or in futures, options, exchange-traded funds or other derivative products on stocks comprising the Index or the Index itself, may adversely affect the market value of the stocks comprising the Index and the level of the Index, and, therefore, the market value of your Securities.

♦
Lack of Liquidity – The Securities will not be listed on any securities exchange or quotation system. One of HSBC’s affiliates intends to offer to repurchase the Securities in the secondary market but is not required to do so and may cease any such market making activities at any time and without notice. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which one of HSBC’s affiliates is willing to buy the Securities, which will exclude any fees or commissions you paid when you purchased the Securities.

♦
Potential Conflict of Interest – HSBC or its affiliates may engage in business with the issuers of the stocks comprising the Index, which may present a conflict between the obligations of HSBC and you, as a holder of the Securities.  The Calculation Agent, which may be HSBC or any of its affiliates, will determine the Payment at Maturity based on the observed Index Ending Level.  The Calculation Agent can postpone the determination of the Index Ending Level or the maturity date if a market disruption event occurs and is continuing on the final valuation date.

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Potentially Inconsistent Research, Opinions or Recommendations by HSBC, UBS or Their Respective Affiliates – HSBC, UBS Financial Services Inc., or their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities and which may be revised at any time.  Any such research, opinions or recommendations could affect the price of the stocks included in the Index or the level of the Index, and therefore, the market value of the Securities.

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The Securities are Not Insured by any Governmental Agency of The United States or any Other Jurisdiction – The Securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.  An investment in the Securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the Securities.

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Uncertain Tax Treatment – There is no direct legal authority as to the proper tax treatment of the Securities, and therefore significant aspects of the tax treatment of the Securities are uncertain as to both the timing and character of any inclusion in income in respect of the Securities.  Under one reasonable approach, the Securities should be treated as pre-paid forward or other executory contracts with respect to the Index.  HSBC intends to treat the Securities consistent with this approach and pursuant to the terms of the Securities, you agree to treat the Securities under this approach for all U.S. federal income tax purposes.  See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts” in

the prospectus supplement for certain U.S. federal income tax considerations applicable to securities that are treated as pre-paid cash-settled forward or other executory contracts.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual.  Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined under “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement) of a Security is required to accrue income in respect of the Securities prior to the receipt of payments with respect to the Securities or their earlier sale.  Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Securities as ordinary income (including gain on a sale).  Finally, it is possible that a non-U.S. holder (as defined under “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement) of the Securities could be subject to U.S. withholding tax in respect of the Securities.  It is unclear whether any regulations or other guidance would apply to the Securities (possibly on a retroactive basis).  Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Securities.

For a more complete discussion of the U.S. federal income tax consequences of your investment in a Security, please see the discussion under “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement.

The Russell 2000® Index

Description of the Index

The Index is designed to track the performance of the small capitalization segment of the United States equity market.  All 2,000 stocks are traded on the New York Stock Exchange or NASDAQ, and the Index consists of the smallest 2,000 companies included in the Russell 3000® Index.  The Russell 3000® Index is composed of the 3,000 largest United States companies as determined by market capitalization and represents approximately 98% of the United States equity market.

For more information about the Index, see “The Russell 2000® Index” on page US1-6 of the accompanying underlying supplement no. 1.

Historical Performance of the Index

The following graph sets forth the historical performance of the Index based on the daily historical closing levels from October 12, 2000 to October 12, 2010 as reported on Bloomberg Professional® service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service. The historical levels of the Index should not be taken as an indication of future performance.

Source: Bloomberg Professional® service

The closing level of the Index on October 12, 2010 was 696.04.

The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Closing Level of the Index on the final valuation date.

Events of Default and Acceleration

If the Securities have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the Securities, the Calculation Agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Indicative Terms” in this free writing prospectus.  In that case, the scheduled trading day preceding the date of acceleration will be used as the final valuation date for purposes of determining the Index Ending Level.  If a market disruption event exists with respect to the Index on that scheduled trading day, then the accelerated final valuation date for the Index will be postponed for up to five scheduled trading days (in the same general manner used for postponing the originally scheduled final valuation date).  The accelerated maturity date will then be the fourth business day following the postponed accelerated final valuation date.
If the Securities have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the Securities.  For more information, see “Description of Debt Securities — Events of Default” and “— Events of Default; Defaults” in the prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Securities from HSBC for distribution to UBS Financial Services Inc. (the “Agent”).  HSBC will agree to sell to the Agent, and the Agent will agree to purchase, all of the Securities at the price indicated on the cover of the pricing supplement, which is the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the Securities. HSBC has agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. The Agent may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the Securities.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the Securities in the secondary market, but is not required to do so and may cease making such offers at any time.  HSBC or its affiliate will enter into swap agreements or related hedge transactions with one of its other affiliates or unaffiliated counterparties, which may include the Agent, in connection with the sale of the Securities and the Agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement related to this free writing prospectus in market-making transactions after the initial sale of the Securities, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution” on page S-52 in the accompanying prospectus supplement.